EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-181737) on Form S-8 of SP Bancorp, Inc. of our report dated March 6, 2013, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of SP Bancorp, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP

Dallas, Texas

February 28, 2014